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                                                                    EXHIBIT 99.1

THURSDAY, MARCH 29, 8:00 AM EASTERN TIME

Outlook for First Quarter Earnings

     Conoco estimates first quarter earnings before special items will be in the range of $.85 to $.95 per diluted share, compared to the range of $.80 to $.95 projected in the January 22, 2001 earnings News Release. These estimates exclude the recently reported transition gain of $37 million after-tax, or $.06 per share, related to the initial adoption of a new accounting standard for derivative instruments.

     Actual prices, margins and volumes have remainded close to levels projected in January, underpinning the expected significant improvement versus the $.62 per diluted share earned in the first quarter of 2000 on the same basis, and comparable to record fourth quarter earnings of $.01 per diluted share.


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